Exhibit 99.1

Contacts:	Marty Kittrell
Chief Financial Officer
708-873-3600

Scott Malchow
Manager, Investor Relations
708-873-8515

Andrew Corporation Estimates First Quarter 2004 Results to Exceed Prior Guidance

ORLAND PARK, IL, January 8, 2004 – Andrew Corporation (NASDAQ:  ANDW), a global communications systems equipment supplier, today announced that results for the first quarter of fiscal 2004 are estimated to exceed previously provided guidance.  The company now estimates that revenues will be in the range of $400 to $410 million and earnings before non-cash intangible amortization and restructuring costs to be in the range of $0.06 to $0.08 per diluted share.  This compares with previous guidance for revenues in the range of $320 to $350 million and earnings before non-cash intangible amortization and restructuring costs of $0.01 to $0.04 per diluted share.

“We are very pleased with our preliminary results for the first quarter of fiscal 2004.  Our increased guidance reflects a continuation of the encouraging overall industry trends that began in the prior quarter,” said Ralph Faison, president and CEO of Andrew Corporation.  “The strong operating leverage of our business model is delivering a positive start to the fiscal year.”

The company is scheduled to present at the Sixth Annual Needham Growth Conference today, January 8, 2004 at 3:00 p.m. EST. The event will be held at the New York Palace Hotel in New York.  We encourage interested investors to listen to management’s presentation via the live audio and slide webcast at www.andrew.com.  An archive of the webcast will be made available following the presentation for 60 days.

Andrew Corporation also plans to release financial results for its first quarter fiscal 2004 on Monday, February 2, 2004, at 8:00 a.m. CST.  Investors may listen to a live audio webcast of the conference call at www.andrew.com.

Forward Looking Statements

Some of the statements in this news release are forward looking statements and we caution our stockholders and others that these statements involve certain risks and uncertainties. Factors that may cause actual results to differ from expected results include the company’s ability to integrate acquisitions and to realize the anticipated synergies and cost savings, the effects of competitive products and pricing, economic and political conditions that may impact customers’ ability to fund purchases of our products and services, the company’s ability to achieve the cost savings anticipated from cost reduction programs, fluctuations in international exchange rates, the timing of cash payments and receipts, end use demands for wireless communication services, the loss of one or more significant customers, and other business factors. Investors should also review other risks and uncertainties discussed in company documents filed with the Securities and Exchange Commission.

Andrew Corporation designs, manufactures and delivers innovative and essential communications equipment and solutions for global communications.  Products cover virtually the entire radio frequency (RF) footprint including: transmission line systems, antennas, power amplifiers, filters, in-building distributed wireless systems, network geolocation products, fixed telecommunications and broadband cable TV infrastructure.  A global company, with operations in 36 countries, Andrew serves operators and OEMs worldwide with more than 7,000 employees.  Andrew is an S&P 500 company listed on the Nasdaq National Market System under the symbol:  ANDW.